Exhibit 99.1

Mellon Financial Corporation

Audit Committee

I.	PURPOSE

The Audit Committee is appointed by the Board of Directors to:

A. Assist the Board in fulfilling its oversight responsibilities in respect of:

•	The integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance and accounting.

•	The integrity of the Corporation’s financial statements.

•	The qualifications, independence and performance of the Corporation’s independent auditors and internal auditors.

•	Compliance with legal and regulatory requirements related to the above.

B. Prepare an Audit Committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Corporation’s annual proxy statement.

The Audit Committee shall be available to provide an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization.

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board of Directors or management.

The Corporation shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of:

•	Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation;

•	Compensation of any advisers employed by the Audit Committee; and

•	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

For purposes of this Charter, the term “review” when used with respect to a responsibility or duty of the Audit Committee shall mean such consideration and evaluation as the Audit Committee in its business judgment shall determine to be appropriate and shall not mean or require a “review” as contemplated in Statement on Auditing Standards No. 100.

II.	ALLOCATION OF RESPONSIBILITIES

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations.

The internal auditors are responsible for providing reliable and timely information to the Board of Directors and senior management concerning the quality and effectiveness of, and the level of adherence to, the Corporation’s control and compliance procedures and risk management systems. The independent auditors are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards, reviewing the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and attesting to management’s assertion of the effectiveness of internal control over financial reporting.

In fulfilling their responsibilities hereunder, it is recognized that even though one or more members of the Audit Committee may be designated as an “audit committee financial expert” as defined in rules of the SEC members of the Audit Committee are not, and do not represent themselves to be, performing the functions of accountants or auditors. As such, it is not the duty or responsibility of the Audit Committee or any of its members to plan or conduct audits, to conduct “field work” or other types of auditing or accounting reviews or procedures or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. In addition, it is not the responsibility of the Audit Committee to set auditor independence standards. Each member of the Audit Committee shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by those persons and under those circumstances specified in the Pennsylvania Business Corporation Law.

III.	COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”) and of the New York Stock Exchange (“NYSE”) including, without limitation, the requirements for independence set out in NYSE Rule 303A.02 or any successor section. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall, in the Board’s business judgment, be free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the

Committee shall be financially literate as interpreted by the Board of Directors in its business judgment. At least one member of the Committee shall have accounting or related financial management expertise as interpreted by the Board of Directors in its business judgment. The Board of Directors shall determine whether any member of the Audit Committee is an “audit committee financial expert” as defined by rules of the SEC. No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee and discloses this determination in the Corporation’s annual proxy statement.

Audit Committee members, including a Chair and a Vice Chair, shall be appointed by the Board of Directors on recommendation of the Corporate Governance and Nominating Committee and serve at the pleasure of the Board. If the Audit Committee Chair is not present at a meeting of the Committee, the Vice Chair shall preside.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Chair of the Committee or a majority of its members may call a meeting of the Committee in addition to regularly scheduled meetings. The agenda for each Audit Committee meeting will provide time during which the Committee can meet separately in executive session with management, the Chief Auditor, the independent auditors and as a Committee to discuss any matters that the Committee or any of these groups believe should be discussed.

Except as limited by law, regulation or the rules of the NYSE, the Audit Committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

IV.	RESPONSIBILITIES AND DUTIES

A.	Review Procedures

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter at least annually; submit the Charter to the Board of Directors for approval and cause the Charter to be published in the Corporation’s proxy statement at least every three years in accordance with SEC regulations.

2.	Discuss with management and the independent auditors the Corporation’s annual audited financial statements prior to filing or distribution and recommend whether the financial statements should be included in the Corporation’s Annual Report on Form 10-K. This discussion should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices and judgments, the form of opinion the independent auditors propose to render and the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3.	In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls; discuss significant related financial risk exposures and the steps management has taken to monitor, control and report such exposures; and review significant related findings and reports prepared by the internal auditors together with management’s responses.

4.	Discuss with management and the independent auditors the Corporation’s quarterly financial results prior to the release of earnings and the Corporation’s quarterly financial statements prior to filing or distribution including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.	Discuss the Corporation’s earnings press releases and discuss the financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (i.e., types of information disclosed and types of presentations made).

6.	Review at least quarterly with the independent auditors any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditors’ activities or on access to requested information and any significant disagreements with management.

7.	Set clear hiring policies for employees or former employees of the independent auditors. Unless subsequently amended, such policies shall be that the Corporation will not hire any employee or former employee of the independent auditors if such hiring would cause the independent auditors to cease to be independent under applicable rules of the SEC.

8.	Discuss, as appropriate (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

9.	Serve as the Audit Committee for Mellon 1st Business Bank, National Association and Mellon Trust of New England, National Association.

10.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters.

11.	Review and discuss any reports concerning evidence of material violations submitted to it pursuant to the Corporation’s Policy adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 and related SEC rules entitled “Implementation of Standards of Professional Conduct for Attorneys.”

12.	Inquire of the Corporation’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

B.	Independent Auditors

1.	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting), who shall report directly to the Audit Committee; provided that the independent auditor appointment shall be subject to shareholder ratification.

2.	The Audit Committee shall approve on an annual basis the estimated fees to be paid to the independent auditors for the annual audit of the consolidated financial statements of the Corporation and limited reviews of its quarterly financial information. The Audit Committee shall also pre-approve all audit and non-audit services to be provided by the independent auditors. Such pre-approval may either be specific on a per engagement basis or pursuant to pre-approval policies and procedures that satisfy requirements of SEC rules.

3.	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Audit Committee.

4.

The independent auditors shall report to the Audit Committee annually as to: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

5.	The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Corporation’s annual financial statements and the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Corporation’s financial statements, in the aggregate and by each major type of service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each major type of service; and (iv) all other products and services provided by the independent auditors, in the aggregate and by each major type of service.

6.	The Audit Committee is responsible for ensuring that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Corporation including the matters set forth in Independence Standards Board Standard No. 1, and the Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the quality of audit services or the objectivity and independence of the independent auditors and for recommending that the Board of Directors take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

7.	The Audit Committee shall review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors.

8.	The Audit Committee shall discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

9.	The Audit Committee shall take into account the opinions of management and the Corporation’s internal auditors in assessing the independent auditors’ qualifications, performance and independence.

10.	Annually the Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence and shall present its conclusions with respect to the independent auditor to the Board of Directors.

11.	The Audit Committee shall review the independent auditors’ engagement letter and discuss the scope of the audit and general audit approach.

12.	Prior to releasing the quarterly or year-end earnings, the Audit Committee shall discuss the results of the quarterly review or the audit, as applicable, with the independent auditors. The Audit Committee shall also discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61, as amended, SAS 100, or other professional standards.

13.	The Audit Committee shall consider quarterly the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

14.	The Audit Committee shall obtain from the independent auditors in connection with any audit a timely report relating to the Corporation’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences.

C.	Internal Audit Department and Legal Compliance

1.	At least annually the Audit Committee shall review the organizational structure, qualifications, independence and performance of the internal audit department and the scope of its work and planned activities. The Audit Committee shall discuss with the independent auditors annually the responsibilities, budget and staffing of the internal audit department.

2.	The Audit Committee shall review the appointment, performance and replacement of the Chief Auditor.

3.	The Audit Committee shall review significant findings identified by the internal auditors that relate to the Audit Committee’s Purpose together with management’s responses and follow-up to these reports.

4.	On a quarterly basis, the Audit Committee shall review with the Corporation’s counsel any significant litigation and any significant regulatory or governmental investigations.

5.	The Audit Committee shall review significant reports from regulatory agencies that relate to the Audit Committee’s Purpose and management’s responses.

6.	On a quarterly basis, the Audit Committee shall receive a report from the Corporation’s Chief Ethics Officer as to compliance with the Corporation’s Code of Conduct and Securities Trading Policy.

D.	Other Audit Committee Responsibilities

The Audit Committee shall:

1.	Annually prepare a report to shareholders to be contained in the Corporation’s annual proxy statement as required by the SEC.

2.	Discuss policies with respect to risk assessment and risk management. As a consequence of the delegation by the Board of Directors to the Corporation’s (a) Risk Committee of oversight responsibilities for the risks inherent in the businesses of the Corporation and the control processes with respect to such risks and (b) Community Responsibility Committee of oversight responsibilities in respect of the Community Reinvestment Act and Fair Lending laws, receive periodic reports from the Chief Auditor as to the scope of agenda items reviewed by the Risk Committee and any significant matters presented to the Risk Committee and any significant matters presented to the Community Responsibility Committee, including in each case, without limitation, with respect to compliance with legal and regulatory requirements. Significant matters would include, among other things, internal and external reports containing substantial or significant issues.

3.	Annually conduct an evaluation of its performance, which performance evaluation shall be conducted in such manner as the Corporate Governance and Nominating Committee and the Audit Committee deem appropriate.

4.	Perform the responsibilities delegated to it in the Corporation’s Code of Ethics for Senior Financial Officers.

5.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law as the Board of Directors shall specifically delegate to the Audit Committee.

6.	Maintain minutes of meetings and regularly report to the Board of Directors on significant results of the foregoing activities.

As Adopted January 20, 2004